Exhibit 99.1

Duke Energy Florida

2017 Settlement Agreement Summary

(Docket: TBD)

Summary

On August 29, 2017, Duke Energy Florida (the “Company”) filed a 2017 Second Revised and Restated Settlement Agreement (“2017 Settlement”) dated August 29, 2017, with the Florida Public Service Commission (“FPSC”).  The 2017 Settlement replaces and supplants the previous Revised and Restated Stipulation and Settlement Agreement (“2013 Settlement”) dated August 1, 2013 that was approved by the FPSC in November 2013 (Docket No. 130208-EI).  NOTE: This document contains a brief summary of the key provisions, but the specific terms and exhibits included in the 2017 Settlement Agreement govern and control.

Parties to the 2017 Settlement include the Company, the Office of Public Counsel, the Florida Industrial Power Users Group, the Florida Retail Federation, White Springs Agricultural Chemicals, Inc. d/b/a PCS Phosphate, and Southern Alliance for Clean Energy.

The 2017 Settlement extends the base rate case stay-out provision from the 2013 Settlement through the end of 2021; however, DEF is allowed a multi-year increase to its base rates of $67 million per year in 2019, 2020 and 2021, as well as base rate increases for solar generation.  In addition to provisions contained in the 2013 Settlement related to the Crystal River 1 and 2 coal units (“CR1&2”) and future generation needs in Florida, the 2017 Settlement contains provisions related to future investments in solar and renewable energy technology, impacts of potential tax reform, as well as the termination of the proposed Levy Nuclear Project.

The 2017 Settlement is subject to the review and approval of the FPSC, which is expected by the end of 2017.

Summary of Key Provisions

Key Items Preserved from the 2013 Settlement

•                  CR 1&2:  There is no change from the 2013 Settlement.  If DEF decides to retire CR1&2 in order to comply with environmental regulations, DEF is permitted to continue to recover normal annual depreciation expense for CR1&2 through the end of 2020 and recover any remaining net book value in 2021 (unless a different time period is accepted) through the Capacity Cost Recovery clause.

•                  Generation Base Rate Adjustment (GBRA):  There is no change from the 2013 Settlement.  DEF is authorized to recover the cost of its new Citrus Combined Cycle unit through a GBRA in 2018.

Levy Nuclear Project

•                  DEF will not move forward with building the Levy nuclear plant.

•                  DEF will write off all costs related to obtaining the Levy COL, including AFUDC, and all remaining but unrecovered Levy Nuclear Project costs, including the retail portion of the Westinghouse termination fee described below.

•                  As a result, Duke Energy will take an estimated pre-tax impairment charge of approximately $135 million in Q3 2017 which will be treated as a “special item” (excluded from adjusted diluted earnings per share, or “EPS”).

•                  DEF will also forgo seeking recovery of approximately $15 million primarily related to previously expensed legal fees related to the Westinghouse Contract Litigation.

•                  DEF will absorb the cost of any potential adverse court rulings on the appeals in the Westinghouse Contract Litigation.  The Westinghouse Contract Litigation is presently on appeal in the Fourth Circuit, with DEF appealing the court’s award to Westinghouse of $34.3 million (consisting of a $30 million termination fee plus accrued interest) and Westinghouse appealing the court’s award of $0 on its $482 million claim for termination costs.

Base Rates

•                  Base rates will be increased by an incremental $67 million each year from 2019 through 2021, for a total of $200 million by 2021.

•                  Base Rate Freeze:  Except for the base rate increases described above and the solar base rate and tax reform adjustments described below, all other base rates will remain frozen through 2021 unless earnings are outside a 9.5% to 11.5% ROE band, in which case either party can request an amendment.

•                  Tax Reform:

•                  If tax reform is enacted during the term of the settlement that results in a decrease in base revenue requirements, then DEF shall retain 40% of any impacts each year, up to $50 million pre-tax, to accelerate the depreciation of Crystal River coal units 4 & 5.

•                  All remaining impacts will be flowed back to customers through a one-time base rate decrease.

•                  If tax reform results in an increase in base revenue requirements, then DEF shall defer those impacts to a regulatory asset to be addressed in base rates, with changes effective no earlier than January 2022.

•                  Excess Deferred Taxes will be flowed back to customers over time either 1) consistent with the time period specified by the tax reform law, or 2) over 5 or 10 years, depending on whether the cumulative regulatory liability is below or above $200 million, respectively.

Solar Base Rate Adjustment

•                  DEF will construct or acquire 700 MW of solar generation between 2018 and 2022, limited to a cumulative annual total of 350 MW by 2019, 525 MW by 2020, and 700 MW by 2022.

•                  Costs must be reasonable and are capped on a weighted average basis at $1,650/kWac per filing.

•                  Beginning on or after January 2019, upon Commission approval and commercial operation of each plant, DEF will begin recovering the revenue requirements in base rates.

•                  An ROE of 10.5% will be used in the calculation of revenue requirements.

Grid Modernization

•                  The base rate increases, 2019 through 2021, will support approximately $1.1 billion of grid modernization investments in DEF’s service territory to enhance reliability, reduce outages, shorten restoration times, support the growth of renewable energy and emerging technologies, install advanced metering infrastructure and upgrade enterprise systems.

Fuel

•                  Fuel:  DEF will recover its 2017 estimated under-recovered fuel costs of approximately $196 million evenly over a two year period that begins in January 2018.
Fuel Hedging:  DEF will sign no new financial natural gas hedge contracts, nor will it recover costs of investments in oil and/or natural gas exploration and/or production effective 2018 through 2021.

Other Items

•                  Battery Storage:  DEF may implement a 50 MW battery storage pilot program, with costs not to exceed $2,300 per kWac, to be recovered in DEF’s next base rate proceeding.

•                  Electric Vehicle Charging Station Pilot Program

•                  DEF is authorized to strategically deploy a minimum of 530 charging stations (aka electric vehicle service equipment or “EVSE”) at an investment of up to $8 million.

•                  All capital costs and operating expenses shall be deferred to a regulatory asset earning AFUDC.

•                  DEF can request to begin recovering the regulatory asset over a four-year period after 2021.